Page 1 of 8

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                    Under the Securities Exchange Act of 1934

                                 Proxymed, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                        common, 0.01 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   744290305
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                           Wednesday, August 15, 2007
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          |_|  Rule 13d-1(b)

          |X|  Rule 13d-1(c)

          |_|  Rule 13d-1(d)

----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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                                                                     Page 2 of 8

CUSIP No. 744290305

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1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Raj Rajaratnam
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           -0-
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          2,034,412
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         -0-
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            2,034,412
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,034,412
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     14.76% (Based upon 13,782,915 shares of common outstanding)
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------

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                                                                     Page 3 of 8

CUSIP No. 744290305

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1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Galleon Management, L.P.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           -0-
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          2,034,412
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         -0-
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            2,034,412
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,034,412
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     14.76% (Based upon 13,782,915 shares of common outstanding)
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     IA
--------------------------------------------------------------------------------

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CUSIP No. 744290305

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1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Galleon Healthcare Offshore, LTD
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Bermuda
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           -0-
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          1,956,812
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         -0-
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            1,956,812
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,956,812
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     14.2% (Based upon 13,782,915 shares of common outstanding)
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     CO
--------------------------------------------------------------------------------

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Item 1(a).  Name of Issuer:

            Proxymed, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:

            1854 Shackleford Court Suite 200, Norcross, GA, 30093

Item 2(a).  Name of Person Filing:

            Raj Rajaratnam
            Galleon Management, L.P.
            Galleon Healthcare Offshore, LTD

Item 2(b).  Address of Principal Business Office, or if None, Residence:

            For Galleon Management, L.P.:
            590 Madison Avenue, 34th Floor
            New York, NY 10022

            For each Reporting Person other than Galleon Management, L.P.: c/o Galleon Management, L.P.
            590 Madison Avenue, 34th Floor
            New York, NY 10022

Item 2(c).  Citizenship:

            For Raj Rajaratnam: United States
            For Galleon Management, L.P.: Delaware
            For Galleon Healthcare Offshore, LTD: Bermuda

Item 2(d).  Title of Class of Securities:

            common, $0.01 par value per share

Item 2(e).  CUSIP Number:

            744290305

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

      (a) |_|  Broker or dealer registered under Section 15 of the Exchange
               Act.

      (b) |_|  Bank as defined in Section 3(a)(6) of the Exchange Act.

      (c) |_| Insurance company as defined in Section 3(a)(19) of the Exchange Act.

      (d) |_| Investment company registered under Section 8 of the Investment Company Act.

      (e) |_|  An investment adviser in accordance with Rule
               13d-1(b)(1)(ii)(E);

      (f) |_| An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

      (g) |_| A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

      (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

      (i) |_| A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

      (j) |_|  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

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Item 4.  Ownership.

         With respect to the beneficial ownership of the reporting person, see items 5 through 11 of the cover pages to this Schedule 13G, which are incorporated herein by reference.

     (a)  Amount beneficially owned:

     (b)  Percent of class:

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote _______,

          (ii)  Shared power to vote or to direct the vote _______,

          (iii) Sole power to dispose or to direct the disposition of _______,

          (iv)  Shared power to dispose or to direct the disposition of _______

Item 5.  Ownership of Five Percent or Less of a Class.

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following |_|.

      Not Applicable

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

      Galleon Management, L.P. has beneficial ownership of the shares which are the subject of this filing through the investment discretion it exercises over its clients' accounts. Although such accounts do not have beneficial ownership of such shares for purposes of Section 13 and Section 16 of the Securities Exchange Act of 1934, one account managed by Galleon Management, L.P., Galleon Healthcare Offshore, Ltd. owns of record more than 10% of the Issuer's outstanding shares.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

      Not Applicable

Item 8.  Identification  and  Classification  of Members of the Group.

      Not Applicable

Item 9.  Notice of Dissolution of Group.

      Not Applicable

Item 10.  Certifications.

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

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                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                Thursday, August 16, 2007
                                         ---------------------------------------
                                                         (Date)

                                         RAJ RAJARATNAM, for HIMSELF;
                                         For GALLEON MANAGEMET, L.P., as the
                                         Managing Member of its General Partner,
                                         Galleon Management, L.L.C.; For GALLEON
                                         HEALTHCARE OFFSHORE, LTD., as the
                                         Managing Member of Galleon Management,
                                         L.L.C., which is the General Partner of
                                         the Galleon Management, L.P., which in
                                         turn, is an Authorized Signatory